O2Diesel Announces Fourth Quarter, Fiscal Year 2006 Results

O2Diesel Corporation (AMEX:OTD), a pioneer in the development of cost-effective, cleaner-burning, diesel fuels for centrally-fueled fleets of all types, announced today financial results for the fourth quarter and fiscal year ended December 31, 2006.

Key milestones achieved in 2006 include the following:

❖	Expanded operations internationally with the assistance of O2Diesel’s strategic partners Energenics and Abengoa. O2Diesel is now pursuing opportunities in India, Asia Pacific, South Africa and the EU.
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Received an additional $1 million in United States Government appropriations for the continued development of O2Diesel(TM) as an alternative clean burning fuel source. During 2006, O2Diesel expanded the current military testing program to accommodate Executive orders issued under the President’s “Twenty in Ten” plan to reduce America’s dependence on foreign oil.

❖	Introduced and expanded the CityHome(TM) school bus program in several Midwestern locations in the U.S..
❖	Began testing the new fuel blend, which boasts a composition comprised of more than 28% renewable content, both in military applications and for use in cold climate conditions.
❖	Recently announced plans to expand operations by developing a 100 million gallon ethanol production facility with the acquisition of ProEco Energy, Inc..
❖	During the year ended December 31, 2006, secured an additional $7.5 million in equity financing, including $6.5 from institutional investors including UBS AG London and Standard Bank, PLC London.

For the fiscal year ended December 31, 2006, the Company reported revenues of $250,934 as compared to revenues of $195,607 for the same period in 2005. The Company reported a net loss of $13.1 million, or ($.20) per share for the year ended December 31, 2006, as compared with a net loss of $7.5 million, or ($0.22) per share for the same period in 2005. Included in the net loss were non-cash charges for deemed dividends to preferred shareholders of $5.6 million in 2006 and $0.6 million in 2005.

As of December 31, 2006, the Company had $8.2 million in assets on the balance sheet, of which $3 million was in cash and cash equivalents and $3.6 million in restricted cash. This is an increase of $2.5 million compared to $5.7 million in assets from 2005. Working capital stands at $6.6 million at December 31, 2006, compared to $3.8 million a year ago. Shareholders equity was approximately $6.9 million at year-end 2006 compared to $4.0 million at the end of 2005.

Alan Rae, O2Diesels CEO stated, "We are pleased with the several major milestones we achieved during 2006. Throughout the year we continued to execute our growth plan of expanding operations on a global basis. Our expansion progress is evident with the recent announcement to transition more than 2,500 buses in India to O2Diesel fuel. Our partner, Energenics, anticipates converting 5,000 buses in India to our fuel during 2007. We also advanced the development of our technology by initiating a test launch of our 28% biodiesel/ethanol renewable blend for cold climates in Washington State.” “Part of our 2007 strategic plan will include the expansion into new markets through licensing agreements and long term distribution contracts,” continued Mr. Rae. “Additionally, we anticipate a global increase in demand for clean renewable fuels such as O2Diesel™ and we are taking steps, with our strategic partners to ensure that we have met all the regulatory and economic hurdles necessary to take advantage of this opportunity. To this end we recently announced our plans to develop a 100 million gallon ethanol facility by acquiring ProEco Energy. We are pursuing the acquisition in order to be able to access competitively priced, high quality ethanol which will allow us to offer O2Diesel’s clean burning alternative fuel to large national customers at a cost lower than that of regular diesel. All of these initiatives have enabled O2Diesel to continue to enhance our commercial efforts of our proprietary fuel blend”.

The Company’s independent registered public accounting firm has inserted an explanatory paragraph related to a going concern uncertainty into their Audit Report in the Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006. They noted that the Company will require additional equity in order to continue as a going concern. As a result, the Company has recently entered into an agreement for $10.0 million of financing and is working toward completing additional funding sufficient to meet it’s ongoing compliance requirements as well as planned expansion and development.

About O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD) and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel™ is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel™. The introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward Looking Statements

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation’s business which are not historical facts are ‘forward-looking statements’ that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. “O2Diesel” and “CityHome” are trademarks of O2Diesel Corporation.

Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000

Or

Alliance Advisors, LLC
Mark McPartland
+1 (914) 244-0062

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